Exhibit 99.2
Summary of Approved 2010 and 2011 Compensation
     The Compensation Committee (the “Committee”) of the Board of Directors of Blackboard Inc. (the “Company”) took the following actions:
Base Salary of Named Executive Officers
     The Committee approved the annual base salary of the Company’s named executive officers, effective as of February 1, 2011, as set forth below:

Name and Position	Annual Base Salary
Michael L. Chasen	$625,000
Chief executive officer, president

John E. Kinzer	$375,000
Chief financial officer

Matthew H. Small	$410,000
Chief business officer

Raymond P. Henderson, III	$410,000
President, Blackboard Learn

Jonathan R. Walsh	$239,500
Vice president, finance and accounting
On-Target Bonus
     The Committee approved the on-target bonus levels of the named executive officers for fiscal 2011 set forth in the table below, the payment of which will be based on company goals and individual goals in the proportions described below. The approved on-target bonus amounts are as follows:

On-Target Bonus
Michael L. Chasen	100% of Base Salary
John E. Kinzer	65% of Base Salary
Matthew H. Small	65% of Base Salary
Raymond P. Henderson, III	65% of Base Salary
Jonathan R. Walsh	40% of Base Salary
Approval Of Performance Measures For 2011 Bonuses
     The Committee approved the performance measures on which the bonuses for fiscal year 2011 of the Company’s named executive officers would be based, relating to the target bonus amounts described above. The actual bonus amount earned by each named executive officer for fiscal 2011 will be calculated based on the company goals described below and, in the case of certain of the named executive officers, on individual goals in the proportions set forth below. If company goals are exceeded, to the extent that a named executive officer’s bonus is based on company goals, such named executive officer’s bonus amount will be appropriately increased in accordance with the guidelines established by the Committee. For overperformance relative to a company goal, the bonus amount attributable to such company goal is capped at 200% of the on-target bonus amount attributed to such company goal. If the company goals are not met, the portion of each named executive officer’s bonus based on company goals will be decreased in accordance with the guidelines established by the Committee.

		% based on
	% based on Company Goals	Individual Goals
Michael L. Chasen	100%	0%
John E. Kinzer	75%	25%
Matthew H. Small	75%	25%
Raymond P. Henderson, III	25%	75%
Jonathan R. Walsh	0%	100%
     The company goals performance measure is based on 2011 total GAAP revenues (25%), and 2011 non-GAAP earnings (75%), which includes deferred revenue of acquired entities not recognized as part of purchase accounting and excludes certain transition, integration and transaction-related expense items resulting from acquisitions, non-cash translation gains or losses, amortization or impairment of intangible assets, stock-based compensation expense, and non-cash interest expense; all net of taxes. In the event of the occurrence of non-ordinary course events which impact the foregoing company performance measures (such as litigation or claim judgments or settlements, gains or losses on acquisitions or divestitures, changes in tax or accounting principles, regulations or laws, mergers or acquisitions, integration costs disclosed as merger-related, asset impairment or other writedowns, investments in joint ventures or other equity and the related accounting impact, foreign exchange gains and losses, or other extraordinary, unusual and/or nonrecurring items of gain or loss as reasonably determined by the Committee), such measures may be adjusted as determined appropriate in the circumstances by the Committee or the Board of Directors. The individual goals performance measures are based on criteria which will be established by the Committee at a later date. The Committee and the Board of Directors each retain the authority to approve discretionary supplemental bonuses as warranted by the achievement of the Company milestones or by individual or team contributions.
2010 Bonus
     The Committee authorized the payment of the following bonus amounts in respect of the year ended December 31, 2010:

2010 Bonus Amount
Michael L. Chasen	$679,500
John E. Kinzer	$251,123
Matthew H. Small	$288,053
Judy Verses	$250,301
Raymond P. Henderson, III	$231,713
Jonathan R. Walsh	$90,000